Exhibit 5.1

July 19, 2012

Stereotaxis, Inc.

4320 Forest Park Avenue, Suite 100

St. Louis, Missouri 63118

Ladies and Gentlemen:

We have acted as special counsel to Stereotaxis, Inc., a Delaware corporation (the “Company”), in connection with the offer and resale of 7,474,153 shares (the “Shares”) of common stock of the Company, par value $0.001 per share (the “Common Stock”), pursuant to the Company’s Registration Statement on Form S-1 originally filed by the Company on behalf of the selling stockholders named therein with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), on June 11, 2012, as amended by the Pre-Effective Amendment No. 1 to be filed on or about the date of this opinion (as so amended, the “Registration Statement”). The Shares consist of (i) up to 4,070,032 shares of the Company’s Common Stock (the “Debenture Shares”) issuable upon the conversion of or otherwise underlying the unsecured, subordinated convertible debentures (the “Debentures”) of the Company and (ii) up to 3,404,121 shares of the Company’s Common Stock (the “Warrant Shares”) issuable upon exercise of the warrants to purchase our Common Stock (the “Convertible Debt Warrants”), which Convertible Debt Warrants were issued in connection with the Debentures. The Debentures and Convertible Debt Warrants were issued to each of the investors listed on the Schedule of Buyers (individually, a “Buyer” and collectively, the “Buyers”) attached to the Securities Purchase Agreement, dated as of May 7, 2012, by and among the Company and such Buyers (the “Purchase Agreement”).

In connection herewith, we have examined:

(1)    the Amended and Restated Certificate of Incorporation of the Company;

(2)    the Amended and Restated Bylaws of the Company;

(3)    the Registration Statement; and

(4)    the Purchase Agreement.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other corporate records, agreements and instruments of the Company, statements and certificates of public officials and officers of the Company, and such other documents, records and instruments, and we have made such legal and factual inquiries as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed. In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to the certificates and statements of appropriate representatives of the Company.

Stereotaxis, Inc. July 19, 2012 Page 2

In connection herewith, we have assumed that, other than with respect to the Company, all of the documents referred to in this opinion letter have been duly authorized by, have been duly executed and delivered by, and constitute the valid, binding and enforceable obligations of, all of the parties to such documents, all of the signatories to such documents have been duly authorized and all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that (i) the Debenture Shares have been duly authorized, and upon conversion of the Debentures or other issuance of Debenture Shares in accordance with the terms of the Debentures, will be validly issued, fully paid and nonassessable, and (ii) the Warrant Shares have been duly authorized, and when the Warrants are exercised and the Warrant Shares issued in accordance with the terms of the Warrants and receipt by the Company of the consideration required therein, will be validly issued, fully paid and nonassessable.

This opinion is not rendered with respect to any laws other than the General Corporation Law of the State of Delaware. The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

We do not render any opinions except as set forth above. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus filed as a part thereof. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement with such agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the securities addressed herein. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Bryan Cave LLP